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                                                             Exhibit 99.2(h)(ii)

                             SELLING GROUP AGREEMENT

SCUDDER WEISEL CAPITAL LLC
88 Kearny Street
San Francisco, California 94108


Dear Financial Services Firm:

         As distributor and principal underwriter, we invite you to join a Selling Group for the distribution of shares of the Scudder Weisel Funds identified in Schedule A hereto (each herein called a "Fund"), but only in those states in which the shares of the Fund may legally be offered for sale. On behalf of the Fund, we offer to sell to you shares of the Fund on the following terms:

         1. In all sales of these shares to the public you shall act as dealer for your own account, and in no transaction shall you have any authority to act as agent for the issuer, for us, or for any other member of the selling group.

         2. Orders received from you will be accepted by us only at the public offering price applicable to each order, as established by the Prospectus contained in the Fund's currently effective registration statement as amended or supplemented (together with the Fund's statement of additional information, the "Prospectus"), subject to the discount, commission or other concession, if any, as provided in the Prospectus. Upon receipt from you of any order to purchase shares of the Fund, we shall confirm to you in writing or by wire to be followed by a confirmation in writing. Additional instructions may be forwarded to you from time to time. All orders are subject to acceptance or rejection by us in our sole discretion.

         3. You may offer and sell shares to your customers only at the public offering price determined in the manner described in the Prospectus. The public offering price is the net asset value per share as provided in the applicable Prospectus plus, if applicable, a sales charge from which you shall receive a discount as provided in the Prospectus. You shall receive a sales commission, if applicable, equal to a percentage of the amount invested as provided in the Prospectus. You shall receive a distribution fee and/or services fee, if applicable, as provided in the Prospectus, which fee shall be payable with respect to such assets, for such periods and at such intervals as are from time to time specified by us. The discounts or other concessions to which you may be entitled in connection with sales to your customers pursuant to any special features of the Fund (such as cumulative discounts, letters of intent, etc., the terms of which shall be as described in the Prospectus and related forms) shall be in accordance with the terms of such features. Our liability to you with respect to the payment of any distribution and/or services fee is limited to the proceeds received by us from the Fund under the distribution and/or service
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plans with respect to any class of shares of the Fund, and you waive any right you may have to payment of any such fee until we are in receipt of the proceeds from the Fund that are attributable to investments in the Fund by your customers.

         4. By accepting this agreement, you agree:

            (a) To purchase shares only from us or from your customers.

            (b) That you will purchase shares from us only to cover purchase orders already received from your customers, or for your own bona fide investments.

            (c) That you will not purchase shares from your customers at a price lower than the applicable repurchase or redemption price, as applicable, established by or for the Fund. You may, however, sell shares for the account of your customer to the Fund, or to us as agent for the Fund, at the applicable repurchase or redemption price currently quoted by or for the Fund and charge your customer a fair fee for handling the transaction.

            (d) That you will not withhold placing with us orders received from your customers so as to profit yourself as a result of such withholding.

         5. We will not accept from you any conditional orders for shares.

         6. If any shares confirmed to you under the terms of this agreement are repurchased or redeemed by the Fund or by us as agent for the Fund, or are tendered for repurchase or redemption, within seven business days after the date of our confirmation of the original purchase order, you shall forthwith refund to us the full discount, commission, finder's fee or other concession, if any, allowed or paid to you on such shares.

         7. Payment for shares ordered from us shall be in New York clearing house funds and must be received by the Fund's agent within seven days after our acceptance of your order (or such shorter time period as may be required by applicable regulations). If such payment is not received, we reserve the right, without notice, forthwith to cancel the sale or, at our option, to sell the shares ordered back to the Fund, in which case we may hold you responsible for any loss, including loss of profit suffered by us as a result of your failure to make such payment.

         8. Shares sold to you hereunder shall be available in negotiable form for delivery against payment, unless other instructions have been given.

         9. All sales will be made subject to our receipt of shares from the Fund. We reserve the right, in our discretion, without notice, to suspend sales or withdraw the offering of shares entirely. We reserve the right to modify, cancel or change the terms of this agreement, upon 15 days' prior written notice to you. Also, the sales charges, discounts, commissions or other concessions, and fees of any kind provided for hereunder are subject to change at any time by the Fund and us.




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         10. All communications to us should be sent to the address in the heading above. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

         11. This agreement will be governed by the laws of the State of Delaware without reference to the choice of law principles thereof. The courts of the State of Delaware are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this agreement and accordingly any legal action or proceedings arising out of or in connection with this agreement ("Proceedings") may be brought in such courts. You hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and hereby waive any objection to Proceedings in such courts, whether on the grounds that the Proceedings have been brought in an inconvenient forum or otherwise. This agreement is subject to the Prospectus from time to time in effect, and, in the event of a conflict, the terms of the Prospectus shall control.

         12. References herein to the "Prospectus" shall mean the prospectus and statement of additional information of the Fund as from time to time in effect. Any changes, modifications or additions reflected in any such Prospectus shall be effective on the date of such Prospectus (or supplement thereto) unless specified otherwise.

         13. This agreement is subject to the Additional Stipulations and Conditions appended hereto, all of which are a part of this agreement.


                      Scudder Weisel Capital LLC

                      By:_________________________________
                              Authorized Signature

                     Title: _______________________________

________________________________________________________________________________
PLEASE COMPLETE THE INFORMATION BELOW:


ACCEPTED AND CONFIRMED BY THE UNDERSIGNED FINANCIAL SERVICES FIRM

_______________________________________      ___________________________________
Printed Firm Name                            Address

_______________________________________      ___________________________________
Authorized Signature                         Area Code and Telephone Number

_______________________________________      ___________________________________
Name and Title                               Area Code and Facsimile Number


Dated:__________________


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ADDITIONAL STIPULATIONS AND CONDITIONS

         14. No person is authorized to make any representations concerning shares of the Fund except those contained in the Prospectus and in printed information subsequently issued by the Fund or by us as information supplemental to the Prospectus. If you wish to use your own advertising with respect to the Fund, all such advertising must be approved by us or by the Fund prior to use. You shall be responsible for any required filing of such advertising.

         15. Your acceptance of this agreement constitutes a representation
(i) that you are a registered security dealer and a member in good standing of the National Association of Securities Dealers, Inc. and that you agree to comply with all state and federal laws, rules and regulations applicable to transactions hereunder and to the Rules of Fair Practice of the National Association of Securities Dealers, Inc., or (ii) if you are offering and selling shares of the Fund only in jurisdictions outside of the several states, territories and possessions of the United States and are not otherwise required to be a member of the National Association of Securities Dealers, Inc., that you nevertheless agree to conduct your business in accordance with the spirit of the Conduct Rules of the National Association of Securities Dealers, Inc., and to observe the laws and regulations of the applicable jurisdiction. You likewise agree that you will not offer to sell shares of the Fund in any state or other jurisdiction in which it may not lawfully be offered for sale.


         16. You shall make available an account for each of your customers and shall provide such office space and equipment, telephone facilities, personnel and literature distribution as is necessary or appropriate for providing information and services to your customers, including (A) shareholder services and (B) administrative assistance for your customers who are investors in the Fund.



         (A) Such shareholder services may include, but shall not be limited to, the provision of personal, continuing services to your customers who are investors in the Fund, establishment and maintenance of shareholder accounts, maintaining retirement plan accounts, communicating periodically with shareholders and providing information and responding to questions about the Fund, the Fund's Shares, the availability of Shares in any continuous offering, and repurchase offers, and handling correspondence from shareholders about their accounts.



         (B) Such administrative assistance may include, but shall not be limited to, maintaining account records, receiving, aggregating and processing purchase and redemption transactions, providing and keeping retirement plan records, acting as the sole shareholder of record and nominee for shareholders, providing beneficial owners with account statements, processing dividend payments, issuing shareholder reports and transaction confirmations, providing subaccounting services for Shares held beneficially, forwarding shareholder communications to beneficial owners, receiving, tabulating and transmitting proxies executed by beneficial owners, general account administration activities, and such other services as may be agreed upon from time to time and as may be permitted by applicable statute, rule or regulation.




         If you provide only shareholder services included in paragraph (A) above, and provide no administrative assistance included in paragraph (B) above, you shall be paid an annual fee not to exceed 0.25% of the average daily net asset value of the shares of the Fund for which such shareholder services are provided. You agree to release, indemnify and hold harmless the Fund, us and our representatives and agents from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you, your officers, employees or agents regarding the purchase, redemption, repurchase or transfer of registration of shares of the Fund for accounts of you, your customers and other shareholders or from any unauthorized or improper use of any on-line computer facilities. Yo shall prepare such periodic reports for us as shall reasonably be requested by us. You shall immediately inform the Fund or us of all written complaints received by you from Fund shareholders relating to the maintenance of their accounts and shall promptly answer all such complaints and other similar correspondence. You shall provide the Fund and us on a timely basis with such information as may be required to complete various regulatory forms.



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         Our obligation to pay you an administrative or shareholder services fee under this paragraph ("Obligation") shall be limited to the administrative and shareholder services fees paid by the Fund to us pursuant to the Fund's Administrative and Shareholder Services Plan with respect to any class of shares (the "Plan") and the Administrative and Shareholder Services Agreement between the Fund and us ("Services Agreement"). Accordingly, our Obligation will terminate upon termination of the Plan or the Services Agreement, and will be ratably reduced in proportion to any reduction in administrative or shareholder services fees paid to us by the Fund pursuant to the Plan and the Services Agreement. Without limiting the foregoing, our Obligation will terminate upon assignment of this agreement by you.





         17. With respect to each Fund designated in Schedule A as being subject to this paragraph, you acknowledge and agree that each of your customers on whose behalf you purchase shares of the Fund will be a "Qualified Client" as that term is defined in the Prospectus and in Rule 205-3 under the Investment Advisers Act of 1940, as amended, and that you shall maintain on file a validly executed certification with respect to each such customer's status as a "Qualified Client" and acknowledgement of applicable transfer restrictions, a form of which is included as an appendix to the Prospectus.

         18. As a result of the necessity to compute the amount of any early withdrawal charge or contingent deferred sales charge due with respect to the repurchase or redemption of certain shares, you may not hold shares of the Fund imposing such a charge in an account registered in your name or in the name of your nominee for the benefit of certain of your customers except with our prior written consent. Except as otherwise permitted by us, shares of the Fund owned by a shareholder must be in a separately identifiable account for such shareholder.

         19. Each Fund may be divided into one or more classes of shares, certain of which may only be available to investment advisory clients of SWC. Future classes of shares may be offered at net asset value and may or may not have an initial sales charge, an early withdrawal charge, a contingent deferred sales charge, an asset-based distribution fee, an asset-based services fee, and/or a conversion feature. Please see the Prospectus for a more complete description of the share classes available with respect to each Fund and the distinctions between the classes of shares. This agreement shall apply to any present or future classes of shares permitted to be sold by you.




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         It is important to investors not only to choose a Fund appropriate for their investment objectives, but also to choose the appropriate share class, when available, based on the amount invested and the expected duration of the investment. To assist investors in these decisions, we may institute policies with respect to orders for shares of the Fund that would apply to each broker/dealer that distributes shares of the Fund, and would became a part of this agreement upon inclusion in the Prospectus.

         Appropriate supervisory personnel within your organization must ensure that all employees receiving investor inquiries about the purchase of shares of the Fund make any required suitability determination with respect to the prospective investment and advise the investor of the available pricing structures offered by the Fund if applicable and the impact of choosing one method over another, including breakpoints and the availability, if any, of letters of intent, combined purchases and cumulative discounts. In some instances it may be appropriate for a supervisory person to discuss a purchase with the investor.

         20. Shares of a Fund may be subject to significant transfer restrictions, as set forth in the Prospectus. These may include, but are not limited to, restrictions prohibiting the transfer of shares to individuals who are not "Qualified Clients", and prohibiting the transfer of shares to individuals who would not hold the shares through an intermediary that has entered into a selling group agreement with SWC or its delegate. You acknowledge and agree that you will effect transfers of shares of a Fund only in compliance with such transfer restrictions.

         21. This agreement shall be in substitution of any prior selling group agreement between you and us regarding these shares. The payment of related distribution and/or services fees, if any, shall be subject to the distribution and/or services plans adopted by the Fund with respect to each class of shares.

         22. Schedule A hereto may be amended from time to time, effective upon mailing of such amended Schedule to you. Your acceptance of the amended Schedule is deemed with respect to a particular Fund upon placement by you of an order for shares of that Fund.



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                                   SCHEDULE A

         Schedule designating the investment companies with respect to which this Agreement relates.

Scudder Weisel Capital Entrepreneurs Fund*








December 22, 2000
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* Shares of this Fund may only be purchased by "Qualified Clients" as set forth in paragraph 17 of this agreement and are subject to transfer restrictions.



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